EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

OPTIMUMBANK HOLDINGS, INC.

The undersigned, acting as incorporator, and for the purpose of forming a corporation under and pursuant to the laws of the State of Florida, adopts the following Articles of Incorporation.

ARTICLE I

The name of the corporation shall be OptimumBank Holdings, Inc. and its mailing address and initial principal place of business shall be 10197 Cleary Boulevard, Plantation, Florida 33324.

ARTICLE II

The corporation shall be authorized to issue 6,000,000 shares of a single class of common stock, par value $.01 per share.

ARTICLE III

The street address of the corporation's initial registered office is 10197 Cleary Boulevard, Plantation, Florida 33324, and the name of the initial registered agent at that office is Albert J. Finch.

ARTICLE IV

The name and address of the incorporator is Albert J. Finch, 10197 Cleary Boulevard, Plantation, FL 33324.

IN WITNESS of the foregoing, the undersigned incorporator has signed these Articles of Incorporation this 23rd day of March, 2004.

/s/ ALBERT J. FINCH
ALBERT J. FINCH, Incorporator